Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-139270, 333-139269, 333-208414, 333-208416, 333-227856, and 333-227857) on Forms S-8 of America's Car-Mart, Inc. of our report dated June 28, 2019, relating to our audit of the financial statements and supplemental schedule of America's Car Mart, Inc. 401(k) Plan, which appears in the Annual Report on Form 11-K of America's Car Mart, Inc. 401(k) Plan for the year ended December 31, 2018.

/s/ HOGANTAYLOR LLP

Fayetteville, Arkansas

June 28, 2019